Exhibit 99.1

PINNACLE ENTERTAINMENT, INC. 3800 Howard Hughes Parkway Las Vegas, Nevada 89109 NYSE: PNK

FOR FURTHER INFORMATION

At the Company – (702) 784-7777:

Dan Lee Chairman & CEO	Wade Hundley President	Steve Capp CFO	Chris Plant Lewis Fanger Investor Relations

PINNACLE ENTERTAINMENT REPORTS STRONG FIRST QUARTER 2006 RESULTS

LAS VEGAS, May 2, 2006 – Pinnacle Entertainment, Inc. (NYSE: PNK) today reported strong financial results for the first quarter ended March 31, 2006.

Revenues in the first quarter rose 69.7% to $234.1 million from $138.0 million a year earlier, primarily from L’Auberge du Lac, which opened in May 2005, and continued strong results at Boomtown New Orleans. Adjusted EBITDA(1) increased by 135% to $59.6 million in the current quarter, from $25.3 million last year. Again, the increase was due principally to L’Auberge du Lac and the performance of Boomtown New Orleans. The company-wide increases were achieved despite the closure of Casino Magic Biloxi, which was largely destroyed by Hurricane Katrina. In addition, these results do not include business interruption insurance that the Company expects to receive relative to its hurricane-related lost profits.

On a GAAP (‘Generally Accepted Accounting Principles’) basis, the Company reported net income of $13.5 million, or $0.28 per share, versus the prior-year net loss of $2.2 million, or $0.06 per share. As discussed below, there were pre-opening and development costs in each quarter and an impairment charge for the Biloxi property in the recent quarter. The recent quarter also included $1.4 million of pre-tax, non-cash charges related to stock option compensation, in accordance with the required implementation of SFAS 123(R) as of January 1, 2006.

“We are extremely pleased with our results for the quarter,” said Daniel R. Lee, Chairman and Chief Executive Officer of Pinnacle Entertainment, Inc. “New Orleans continued its strong performance from late 2005 into the new year, despite the reopening of competitors in the region. L’Auberge du Lac, as planned, became comfortably profitable in accordance with our consistent projection of adjusted EBITDA of at least $60 million per year (or $35 million of operating income).(2) Our operations in Argentina, anchored by the new facility in the City of Neuquen, showed 33.4% in year-over-year adjusted EBITDA improvement. Most of our other properties also improved over prior-year quarterly results. Overall, adjusted EBITDA in this first quarter of 2006 more than doubled, despite the loss of operating results from our closed Biloxi location.

“In addition to our strong operating performance, we remain excited about the strong pipeline for growth that we have created over the past few years,” Mr. Lee continued. “That pipeline began with last year’s opening of L’Auberge followed by the opening of our replacement casino in Argentina in July. It will continue later this quarter with the opening of the casino expansion at Boomtown New Orleans and the opening of our small casino adjoining the Four Seasons Resort in the Bahamas. In the second half of 2007, the new hotel towers that we announced at L’Auberge, Belterra, and Boomtown New Orleans will open their doors, as should a Cabela’s retail store next to Boomtown Reno. In the second halves of 2007 and 2008, respectively, our two casinos will open in downtown St. Louis and St. Louis County. All of these projects are in addition to the exciting opportunities that we continue to pursue elsewhere, including our casino proposals in Philadelphia and Chile, and our recent announcement of our proposed purchase of the Harrah’s assets in Lake Charles.”

Recent Developments:

•	In March 2006, Pinnacle entered into a merger agreement to acquire Aztar Corporation, which owns and operates casinos in Las Vegas and Laughlin, Nevada; Atlantic City, New Jersey; Evansville, Indiana; and Caruthersville, Missouri. Pinnacle has filed all required applications with gaming regulatory authorities that would be required to consummate the merger. The Company cannot predict the outcome of this matter.

•	In April 2006, Pinnacle announced that it had signed a non-binding letter of intent under which it may acquire certain Lake Charles, Louisiana gaming assets of Harrah’s Entertainment, Inc., including two casino boats and a 263-room hotel. Additionally, the letter calls for the sale, for a lesser sum, of Pinnacle’s Casino Magic Biloxi site (part of which is leased) and certain related assets to Harrah’s Entertainment. Pinnacle’s and Harrah’s assets were heavily damaged by Hurricanes Katrina and Rita and each company will retain the relevant insurance claims to its damaged property. The letter of intent is subject to the signing of a definitive agreement, as well as the receipt of all required regulatory approvals.

•	In April 2006, Pinnacle unveiled the development plan for its proposed casino entertainment center in Philadelphia, Pa. Pinnacle is one of five applicants for the two casino licenses that the Pennsylvania Gaming Control Board has indicated it will grant in Philadelphia. If selected, Pinnacle intends to construct a single-level, 80,000-square-foot casino with 3,000 slot machines; 3,000 parking spaces; five restaurants and a food court; a multiplex movie theatre; an expansive, outdoor, waterfront reflection pool that becomes an ice skating rink in the winter; and 36,000 square feet of retail and entertainment outlets. The initial cost is expected to be between $300 million and $400 million, including land and the gaming license fee. Additional later phases, contingent on the success of Phase One, include the possible expansion of the casino to accommodate a total of 5,000 slot machines, the addition of a 500-room hotel tower, the construction of a residential and office tower, and the further addition of restaurants, retail and entertainment outlets.

•	In April 2006, the Company received net cash proceeds of approximately $16.5 million upon the sale of Crystal Park, one of Pinnacle’s two card clubs in southern California. As previously reported, both the Crystal Park and Hollywood Park Casino card clubs have been classified as held for sale, with the operating results reflected as discontinued operations. Pinnacle expects to close on the sale of its lease interest in the Hollywood Park Casino card club in the second or third quarter of 2006.

•	In February 2006, Pinnacle announced that it had entered into an agreement to purchase the President Casino – St. Louis, a riverboat casino operating in bankruptcy with approximately 1,025 slot machines and 30 table games and within walking distance of the Company’s St. Louis city hotel and casino site, for approximately $31.5 million. The purchase agreement was submitted to the United States Bankruptcy Court for the Eastern District of Missouri and is subject to a potential overbid by third parties, as well as approval by the Missouri Gaming Commission. The agreement calls for a bankruptcy auction to occur on May 16, 2006. Pinnacle, again, has the right to match any higher bid at the auction and will receive a $650,000 overbid fee if it chooses to not match any higher bid and the riverboat casino is sold to a competing bidder at the auction.

•	In January 2006, Pinnacle priced 6.9 million newly issued shares in its underwritten common stock offering at $27.35 per share (includes the issuance of over-allotment shares), which resulted in net proceeds to the Company of approximately $179 million after underwriters’ fees and expenses.

•	At River City, Pinnacle’s $375 million casino project in south St. Louis County, site preparation continued. The project is scheduled to open in 2008, subject to licensing by the Missouri Gaming Commission, and will include a casino with 3,000 slot machines and 60 table games, a 100-room hotel, full-service spa, restaurants, a boutique bowling alley, a multiplex movie theatre, an indoor ice rink, a public park with athletic fields and a hatch-shell music and entertainment venue.

•	In downtown St. Louis, we have completed site excavation and substantial foundation work. The building is now beginning to emerge from the ground. Artists’ renderings of the Company’s St. Louis projects and pictures of the work in progress are accessible via the Company’s corporate website at www.pnkinc.com.

Property Highlights

Boomtown New Orleans

Despite the re-opening of a competing casino in downtown New Orleans in mid-February and other casinos in the Gulf Coast region, Boomtown New Orleans continues to benefit from the sizable rebuilding effort in the area. For the first quarter of 2006, revenues at Boomtown New Orleans grew by 111% to $63.2 million versus $30.0 million in last year’s period. Adjusted EBITDA rose by 218% to $29.7 million from $9.3 million a year ago. The increased operating levels are expected to moderate as competing casino capacity in New Orleans and the Mississippi Gulf Coast reopens.

Belterra Casino Resort

Revenues at Belterra Casino Resort grew 1.8% in the quarter, to $40.4 million from $39.7 million last year. Adjusted EBITDA rose 2.2% compared to last year’s quarter, increasing to $8.9 million from $8.7 million. Adjusted EBITDA margin increased slightly to 22.1%.

L’Auberge du Lac

The Company’s L’Auberge du Lac property benefited from the planned maturation of the property, which opened in May 2005. Revenues have continued to climb, as L’Auberge du Lac is building its customer base, while expenses relative to revenues have declined. Revenues and adjusted EBITDA were $79.7 million and $17.5 million, respectively, in the 2006 first quarter.

Boomtown Bossier City

Despite the effects of expanded Native American gaming in Oklahoma on the Bossier City/Shreveport market, Boomtown Bossier City further improved its cost structure. Revenues for the 2006 first quarter were $25.4 million compared to $24.7 million last year, while adjusted EBITDA grew to $7.5 million from $5.4 million in the prior-year period. Adjusted EBITDA margin rose to 29.4%, an increase of more than 7 percentage points versus the 2005 first quarter.

Boomtown Reno

Results for the first quarter were consistent for the customary winter conditions, with revenues of $16.9 million versus $16.8 million in the 2005 first quarter. Adjusted EBITDA of $189,000 was below the $389,000 in the prior-year first quarter. The first quarter results at Boomtown are typically close to breakeven in this seasonal market.

Casino Magic Argentina

Results for the 2006 first quarter reflect the July 2005 opening of a replacement casino in the City of Neuquen, which includes a larger casino, restaurant, and an entertainment venue on Company-owned land approximately one mile from the former leased facility. In the 2006 quarterly period, revenues were $6.3 million compared to $4.3 million in the 2005 first quarter. Adjusted EBITDA rose to $2.5 million compared to $1.9 million in last year’s quarter.

Casino Magic Biloxi

Casino Magic Biloxi remains closed since late August 2005 due to extensive damage from Hurricane Katrina. As noted above, on April 17, the Company announced its intent to sell the Casino Magic Biloxi site and certain related assets and simultaneously purchase the also damaged Harrah’s Lake Charles in Louisiana, which includes two casino boats and a 263-room hotel. Each company will retain rights to its respective insurance claims. The proposed transaction is subject to the execution of a definitive agreement, regulatory approvals and other customary closing conditions.

On April 11, the Company filed a $346.5 million insurance claim for its losses associated with Hurricane Katrina at Casino Magic Biloxi. Such claim includes approximately $259 million for property damage, $80 million for business interruption (which includes approximately $37 million for lost profits) and approximately $7.6 million for emergency, mitigation and demolition expenses. To date, the Company has received a total of $50 million in advances towards its insurance claims. The Company anticipates receiving additional insurance proceeds from time to time, until ultimate resolution of the claim. The Company cannot predict whether it will encounter difficulty in collecting the full amount of the insurance claim it has submitted, or that amounts recovered will be paid on a timely basis. Certain carriers have reserved their rights to assert that the damage was subject to lower flood coverage limits.

As previously disclosed, the Company continues to believe it has insurance coverage sufficient to rebuild the Biloxi facility whether or not the proposed transaction with Harrah’s is consummated, subject to any applicable insurance deductible or other policy limitations. Moreover, the Company’s insurance policies permit a “replacement facility” to be built anywhere in the U.S. If the Company elects to designate a replacement facility elsewhere rather than repairing/rebuilding the Biloxi facility, the Company’s insurance policies call for payment of the lesser of the cost to build such replacement facility or the then-theoretical cost to rebuild the Biloxi facility. Management believes that each of the Company’s facilities in St. Louis, where in each case the Company has begun construction, would qualify as a replacement facility. Each facility in St. Louis is significantly larger than the Biloxi facility that was damaged. The Company believes that it could designate either of the St. Louis facilities, or any other such facility, as the replacement facility and receive approximately the same insurance proceeds it would receive as if it actually chose to rebuild the Biloxi facility. The Company’s insurers have not yet expressed an opinion on the Company’s interpretation on this issue.

Through the first quarter of 2006, the Company recorded insurance receivables of $57.8 million for impairment charges for the book value of various assets at the facility and $20.5 million for certain costs covered by insurance. The Company has insurance coverage for interruption of income at the property, but under GAAP will not book such income until the insurance claims are resolved. Net of the $50 million received through March 31, 2006, the cumulative insurance receivable at quarter end was $28.3 million. Until the claim is settled, and excluding any additional advances, the Company anticipates the insurance receivables will increase as it continues to assess the physical damage to the Biloxi facility and incurs continuing insured expenses and lost profits. The Company’s ultimate insurance claim and recovery amounts are based on replacement costs rather than book value and are unrelated to, computed differently from, and likely to be substantially larger than the impairment charges recorded.

Revenues and adjusted EBITDA in Biloxi in the 2005 first quarter were $22.5 million and $4.8 million. The property was closed during the 2006 period.

Other Insurance Matters

Boomtown New Orleans. The Company recently filed an insurance claim of approximately $6 million for 2005 business interruption losses associated with Hurricane Katrina at Boomtown New Orleans and in the near future expects to file an associated property damage insurance claim of approximately $5 million. Net of its insurance deductible, the Company would expect to receive net proceeds of approximately $6 million associated with such filings. The Company has not to date recorded any insurance recovery or lost profit receivables. The Company cannot predict whether it will encounter difficulty in collecting the full amount of the claims less the relevant deductible.

L’Auberge du Lac. The Company does not anticipate filing an insurance claim associated with its losses related to Hurricane Rita, as such losses do not presently appear to exceed the relevant insurance deductibles.

Other Items

Corporate Expenses. Corporate costs for the first quarter of 2006 were $6.9 million, excluding the corporate portion of the non-cash stock-based compensation charge of $1.2 million, compared to $5.2 million in the prior-year period. Current period costs reflect additional corporate office space and higher employee counts related to the Company’s growth plans, as well as additional legal services in the period.

Pre-opening and Development Costs. During the quarter, the Company incurred pre-opening and development costs of $4.1 million, including $3.0 million for its St. Louis projects. In last year’s period, the Company expensed $6.6 million primarily related to L’Auberge du Lac and the St. Louis Projects.

Asset Impairment. Based upon the proposed purchase price of the Biloxi assets in the planned transaction with Harrah’s, the Company recorded a $4.9 million asset impairment charge in the three months ended March 31, 2006.

Discontinued Operations. As previously noted, the Company is in the process of selling its southern California card clubs and currently classifies both as discontinued operations. In April 2006, Pinnacle received proceeds of approximately $16.5 million related to the completion of the sale of the Crystal Park card club. The Company anticipates closing on the sale of the lease interest in its other card club, Hollywood Park Casino, in the second or third quarter of 2006.

Community Contribution

Pinnacle pays significant taxes in the communities in which it operates. During the first three months of 2006, Pinnacle paid or accrued $58.4 million in gaming taxes, $5.1 million in payroll taxes, $2.9 million in property taxes, and $1.4 million in sales taxes. Setting aside income taxes, Pinnacle paid or accrued $67.8 million for taxes to state and local authorities in the first three months of 2006.

Investor Conference Call

Pinnacle will hold a conference call for investors today, May 2, 2006, at 1:00 p.m. EDT (10:00 a.m. PDT) to discuss its 2006 first quarter financial and operating results. Investors may listen to the call by dialing (888) 792-8395, or, for international callers, (706) 679-7241. Investors may also listen to the conference call live over the Internet at www.pnkinc.com. To listen to the live broadcast online, please go to the website at least 15 minutes before the call to register and download any needed audio software.

A replay of the conference call will be available shortly after the conclusion of the call through May 9, 2006 by dialing (800) 642-1687 or, for international callers, (706) 645-9291. The code to access the replay is 8749721. The conference call will also be available for replay at www.pnkinc.com.

Non-GAAP Financial Measures

(1) Adjusted EBITDA, adjusted EBITDA margin and adjusted net income (loss) are non-GAAP measurements. The Company defines adjusted EBITDA as earnings before interest expense and income, provision for income taxes, depreciation, amortization, loss on early extinguishment of debt, discontinued operations, pre-opening and development costs, asset impairment charges and share-based compensation; and defines adjusted EBITDA margin as adjusted EBITDA divided by revenues (adjusted EBITDA, and adjusted EBITDA margin are collectively referred to as the ‘Adjusted EBITDA Measures’). The Company defines adjusted net income (loss) as net income (loss) before discontinued operations, pre-opening and development costs, asset impairment charges, share-based compensation and loss on early extinguishment of debt. Adjusted EBITDA and adjusted net income (loss) are not measures of financial performance under the promulgations of the accounting profession known as GAAP.

Management uses the Adjusted EBITDA Measures to analyze the performance of the Company’s business segments. The Adjusted EBITDA Measures are relevant in evaluating large, long-lived hotel casino projects because they provide a perspective on the current effects of operating decisions separated from the substantial, non-operational depreciation charges, financing costs and other non-routine costs of such projects. Management eliminates the results from discontinued operations as they are discontinued. Additionally, management believes some investors consider the Adjusted EBITDA Measures to be useful measures in determining a company’s ability to service or incur indebtedness and for estimating a company’s underlying cash flow from operations before capital costs, taxes, capital expenditures and other non-routine costs. Certain of the Adjusted EBITDA Measures, subject to certain adjustments, are also measures used in debt covenants in the Company’s debt agreements.

Unlike net income, the Adjusted EBITDA Measures do not include depreciation or interest expense and therefore do not reflect past, current or future capital expenditures or the cost of capital. Management uses Adjusted EBITDA Measures as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance and to measure cash flow generated by ongoing operations. Such GAAP measurements include operating income (loss), net income (loss), cash flow from operations and cash flow data.

The Adjusted EBITDA Measures and adjusted net income (loss) are not calculated in the same manner by all companies and, accordingly, may not be appropriate measures of comparing performance amongst different companies. See the attached “supplemental information” tables for a reconciliation of adjusted EBITDA to operating income and net income (loss) and for a reconciliation of GAAP net income (loss) to adjusted net income (loss).

Adjusted net income (loss) is presented solely as a supplemental disclosure as this is how the Company reviews and analyzes the performance of its core operating business, excluding the effects of the non-routine items listed above. For many of the same reasons mentioned above relating to the Adjusted EBITDA Measures, management believes adjusted net income (loss) is a useful analytic tool as it enables management to track the performance of its core casino operating business separate and apart from factors which do not impact decisions affecting its operating casino properties, such as sales of surplus land or costs associated with the Company’s development activities. Adjusted net income (loss) does not include the costs of the Company’s development activities, asset sale gains or the costs of its refinancing activities, but the Company compensates for these limitations by using adjusted net income (loss) as only one analytic tool, together with GAAP measurements such as net income (loss) and operating income (loss), to assist in evaluating the performance of its business. Additionally, management believes adjusted net income (loss) is useful to investors since the adjustments provide a measure of performance that more closely resembles widely used measures of performance in the gaming industry and principal bases for the valuation of gaming companies.

(2) Net of forecasted depreciation, amortization and share-based compensation of approximately $25 million per year, adjusted EBITDA for L’Auberge du Lac of $60 million equates to approximately $35 million of operating income.

About Pinnacle Entertainment

Pinnacle Entertainment owns and operates casinos in Nevada, Louisiana, Indiana and Argentina, owns a hotel in Missouri, receives lease income from a card club casino in the Los Angeles metropolitan area, has been licensed to operate a small casino in the Bahamas, and owns a casino site and has significant insurance claims related to a hurricane-damaged casino previously operated in Biloxi, Mississippi. Pinnacle also has two casino development projects in the St. Louis, Missouri area, which are dependent upon final approval by the Missouri Gaming Commission.

All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements regarding the Company’s pending acquisition of Aztar including anticipated strategic benefits of the acquisition and potential future development of the Tropicana Las Vegas site, the Company’s new development opportunities and anticipated construction schedules and costs and anticipated opening dates, anticipated future results at L’Auberge du Lac, and the expected receipt of insurance proceeds including the amount of any such recovery and sufficiency of such insurance coverages, are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances that could significantly affect future results. Accordingly, Pinnacle Entertainment cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such factors include, but are not limited to: (a) the risk that the acquisition of Aztar does not close; (b) the substantial increase in the Company’s indebtedness if the Aztar acquisition does close; (c) the Company’s redevelopment of the Tropicana Las Vegas site (if the Aztar acquisition closes) would be a project of a larger scale than any the Company has undertaken to date, and is subject to significant risks and contingencies, including the availability and cost of financing and construction risks; (d) if the Aztar acquisition closes, the combined company’s post-acquisition results of operations may not meet expectations, which may make it difficult for the Company to service the debt it would incur in the transaction; (e) significant competition facing the Company in all of its markets, including increasingly competitive Native American gaming facilities affecting Reno gaming properties and other markets; (f) many construction-related factors could prevent the Company from completing its construction and development projects within budget and on time; (g) because the Company has considerable leverage, future cash flows may not be sufficient to meet its financial obligations and the Company might have difficulty obtaining additional financing; (h) the risk that the proposed St. Louis projects, the proposed expansions to the existing facilities and other capital intensive projects could strain the Company’s financial resources and the risk that such projects and new developments such as L’Auberge du Lac might not provide for a sufficient return, if any; and (i) the results of the damage from Hurricanes Katrina and Rita, and insurance proceeds available to the Company, including the impact to communities surrounding the Company’s affected properties and issues that could arise with respect to our insurance policies that could reduce or significantly delay the receipt of insurance proceeds; (j) the decisions of the Company’s competitors to rebuild or reopen their facilities in the New Orleans and Lake Charles markets could create additional competition in those markets and thus makes future operating results at those properties less predictable; (k) L’Auberge du Lac may not achieve its forecasted financial results; and (l) other risks, including those as may be detailed from time to time in Pinnacle Entertainment’s filings with the Securities and Exchange Commission (“SEC”). For more information on the potential factors that could affect the Company’s financial results and business, review the Company’s filings with the SEC, including its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.

Note: In connection with the proposed acquisition of Aztar Corporation, Pinnacle Entertainment, Inc. intends to file a registration statement, including a proxy statement of Aztar Corporation, and other materials with the Securities and Exchange Commission (the “SEC”). Investors are urged to read the registration statement and other materials when they are available because they contain important information. Investors will be able to obtain free copies of the registration statement and proxy statement, when they become available, as well as other filings containing information about Pinnacle Entertainment and Aztar, without charge, at the SEC’s Internet site (http://www.sec.gov). These documents may also be obtained for free from Pinnacle by directing a request to Pinnacle Entertainment, Inc., 3800 Howard Hughes Parkway, Las Vegas, Nevada 89109, Attention: Investor Relations. Free copies of Aztar’s filings may be obtained by directing a request to Aztar Corporation, 2390 East Camelback Road, Suite 400, Phoenix, Arizona 85016, Attention: Secretary.

Additional Information and Where to Find It

This press release may be deemed to be solicitation material in respect of the proposed merger of Aztar and Pinnacle. In connection with the proposed merger, Aztar plans to file a proxy statement with the SEC. INVESTORS AND SECURITY HOLDERS OF AZTAR ARE ADVISED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The final proxy statement will be mailed to stockholders of Aztar. Investors and security holders may obtain a free copy of the proxy statement, when it becomes available, and other documents filed by Aztar with the SEC, at the SEC’s web site at http://www.sec.gov. Free copies of the proxy statement, when it becomes available, and Aztar’s other filings with the SEC may also be obtained from Aztar. Free copies of Aztar’s filings may be obtained by directing a request to Aztar Corporation, 2390 East Camelback Road, Suite 400, Phoenix, Arizona 85016, Attention: Secretary.

Aztar, Pinnacle and their respective directors, executive officers and other members of their management and employees may be deemed to be soliciting proxies from Aztar’s stockholders in favor of the proposed merger. Information regarding Aztar’s directors and executive officers is available in Aztar’s proxy statement for its 2006 annual meeting of stockholders, which was filed with the SEC on April 10, 2006. Information regarding Pinnacle’s directors and executive officers is available in Pinnacle’s proxy statement for its 2006 annual meeting of stockholders, which was filed with the SEC on April 13, 2006. Additional information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with the SEC when they become available.

(—financial tables follow—)

Pinnacle Entertainment, Inc.

Consolidated Statements of Operations

(in thousands, except per share data, unaudited)

	Three months ended March 31,
	2006	2005
Revenues:
Gaming	$205,364	$119,579
Food and beverage	10,640	7,244
Truck stop and service station	5,828	4,980
Hotel and recreational vehicle park	6,661	3,574
Other operating income	5,649	2,624

	234,142	138,001

Expenses and Other Costs:
Gaming	113,917	69,973
Food and beverage	10,326	6,856
Truck stop and service station	5,445	4,687
Hotel and recreational vehicle park	3,311	1,680
General and administrative	40,723	27,809
Depreciation and amortization	16,406	12,255
Other operating expenses	2,190	1,655
Pre-opening and development costs	4,056	6,600
Asset impairment	4,939	0

	201,313	131,515

Operating income	32,829	6,486
Interest income	2,505	1,196
Interest expense, net of capitalized interest	(14,135)	(10,486)
Loss on early extinguishment of debt	0	(1,447)

Income (loss) from continuing operations before income taxes	21,199	(4,251)
Income tax (expense) benefit	(8,645)	1,373

Income (loss) from continuing operations	12,554	(2,878)
Income from discontinued operations, net of taxes	920	647

Net income (loss)	$13,474	($2,231)

Basic income (loss) per common share
Income (loss) from continuing operations	$0.27	($0.07)
Income from discontinued operations, net of taxes	0.02	0.01

Net income (loss) per common share—basic	$0.29	($0.06)

Diluted income (loss) per common share
Income (loss) from continuing operations	$0.26	($0.07)
Income from discontinued operations, net of taxes	0.02	0.01

Net income (loss) per common share—diluted	$0.28	($0.06)

Number of shares—basic	46,385	40,502
Number of shares—diluted	47,962	40,502

Pinnacle Entertainment, Inc.

Condensed Consolidated Balance Sheets

(in thousands, unaudited)

	March 31, 2006	December 31, 2005
Assets
Cash, cash equivalents and restricted cash	$328,240	$156,470
Other assets (a)	180,038	198,089
Property and equipment, net	900,376	890,318

Total assets	$1,408,654	$1,244,877

Liabilities and Stockholders’ Equity
Liabilities (b)	$148,181	$159,529
Notes payable	637,438	657,534

Total liabilities	785,619	817,063
Stockholders’ equity	623,035	427,814

Total liabilities and stockholders’ equity	$1,408,654	$1,244,877

(a)	Balance at March 31, 2006 includes insurance receivables (net of insurance receipts) and assets held for sale of $28,358 and $22,469, respectively. Balance at December 31, 2005 includes amounts for similar items of $49,547 and $22,469, respectively.

(b)	Balances at March 31, 2006 and December 31, 2005 include liabilities associated with assets held for sale of $9,914 and $10,526, respectively.

Pinnacle Entertainment, Inc.

Supplemental Information

Property Revenues and Adjusted EBITDA

(in thousands, unaudited)

	Three months ended March 31,
	2006	2005
Revenues
Boomtown New Orleans	$63,197	$30,007
Belterra Casino Resort	40,356	39,651
L’Auberge du Lac	79,672	0
Boomtown Bossier City	25,419	24,705
Casino Magic Biloxi	0	22,508
Boomtown Reno	16,878	16,830
Casino Magic Argentina	6,291	4,300
Embassy Suites and Other	2,329	0

Total Revenues	$234,142	$138,001

Adjusted EBITDA (a)
Boomtown New Orleans	$29,736	$9,349
Belterra Casino Resort	8,909	8,721
L’Auberge du Lac	17,452	0
Boomtown Bossier City	7,470	5,386
Casino Magic Biloxi	114	4,778
Boomtown Reno	189	389
Casino Magic Argentina	2,524	1,892
Embassy Suites and Other	89	0
Corporate	(6,853)	(5,174)

Adjusted EBITDA	$59,630	$25,341

Adjusted EBITDA to Net Income (Loss) Reconciliation
Adjusted EBITDA	$59,630	$25,341
Pre-opening and development costs	(4,056)	(6,600)
Asset impairment	(4,939)	0
Non-cash share-based compensation	(1,400)	0
Depreciation and amortization	(16,406)	(12,255)
Interest expense, net	(11,630)	(9,290)
Loss on early extinguishment of debt	0	(1,447)
Income tax (expense) benefit	(8,645)	1,373
Income from discontinued operations, net of taxes	920	647

Net Income (Loss)	$13,474	($2,231)

(a)	See discussion of Non-GAAP Financial Measures above for a detailed description of adjusted EBITDA and see the by-property reconciliation of adjusted EBITDA to operating income below.

Pinnacle Entertainment, Inc.

Supplemental Information

Reconciliation of Operating Income (Loss) to Adjusted EBITDA

(in thousands, unaudited)

	Operating Income (Loss) (a)	Depreciation, Amortization and Share-Based Compensation (b)	Non-Routine Items	Adjusted EBITDA (c)
Three months ended March 31, 2006
Boomtown New Orleans	$27,727	$2,009	$0	$29,736
Belterra Casino Resort	5,317	3,592	0	8,909
L’Auberge du Lac	11,125	6,327	0	17,452
Boomtown Bossier City	5,493	1,977	0	7,470
Casino Magic Biloxi	114	0	0	114
Boomtown Reno	(1,375)	1,564	0	189
Casino Magic Argentina	2,028	496	0	2,524
Embassy Suites and other	(364)	453	0	89
Corporate	(8,241)	1,388	0	(6,853)
Non-routine items (d)	(8,995)	0	8,995	0

	$32,829	$17,806	$8,995	$59,630

Three months ended March 31, 2005
Boomtown New Orleans	$7,640	$1,709	$0	$9,349
Belterra Casino Resort	4,138	4,583	0	8,721
Boomtown Bossier City	3,634	1,752	0	5,386
Casino Magic Biloxi	2,681	2,097	0	4,778
Boomtown Reno	(1,231)	1,620	0	389
Casino Magic Argentina	1,668	224	0	1,892
Corporate	(5,444)	270	0	(5,174)
Non-routine items (d)	(6,600)	0	6,600	0

	$6,486	$12,255	$6,600	$25,341

(a)	Represents property-level operating income, which does not include pre-opening and development costs accumulated in non-routine items (see note (d) below).

(b)	The 2006 quarterly period includes $1.4 million in non-cash share-based compensation allocated to the various locations pursuant to the adoption of SFAS 123(R) on January 1, 2006.

(c)	See discussion of Non-GAAP Financial Measures above for a detailed description of adjusted EBITDA.

(d)	Includes pre-opening and development and asset impairment costs in the 2006 period, and pre-opening and development costs in the 2005 periods. See “Adjusted EBITDA to Net Income (Loss) Reconciliation” on the prior page.

Pinnacle Entertainment, Inc.

Supplemental Information

Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income

(in thousands, except per share data, unaudited)

	Three months ended March 31,
	2006	2005
Adjusted net income (a)
Net income (loss)	$13,474	($2,231)
Pre-opening and development costs	2,335	4,657
Asset impairment	2,844	0
Non-cash share-based compensation	853	0
Loss on early extinguishment of debt	0	1,021
Income from discontinued operations, net of taxes	(920)	(647)

Adjusted net income	$18,586	$2,800

Adjusted per common share – diluted
Net income (loss)	$0.28	($0.05)
Pre-opening and development costs	0.05	0.11
Asset impairment	0.06	0.00
Non-cash share-based compensation	0.02	0.00
Loss on early extinguishment of debt	0.00	0.02
Income from discontinued operations, net of taxes	(0.02)	(0.01)

Adjusted net income per common share – diluted	$0.39	$0.07

Number of shares – diluted (b)	47,962	42,422

(a)	See discussion of Non-GAAP Financial Measures above for a detailed description of adjusted net income (loss).

(b)	For the three months ended March 31, 2005, the diluted effect of in-the-money stock options has been included as the Company had adjusted net income.

#######